TUCSON ELECTRIC POWER COMPANY
                 MANAGEMENT AND DIRECTORS DEFERRED
                         COMPENSATION PLAN
         (AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 1997)


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                      MANAGERS AND DIRECTORS
                    DEFERRED COMPENSATION PLAN
         (AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 1997)

                         TABLE OF CONTENTS

                                                               Page

                             ARTICLE I
                       TITLE AND DEFINITIONS

       1.1 -   Title . . . . . . . . . . . . . . . . . . . . . .  1
       1.2 -   Definitions . . . . . . . . . . . . . . . . . . .  1

                            ARTICLE II
                           PARTICIPATION

       2.1 -   Participation . . . . . . . . . . . . . . . . . .  7

                            ARTICLE III
                        DEFERRAL ELECTIONS

       3.1 -   Elections to Defer Compensation . . . . . . . . .  8
       3.2 -   Manner of Deferral; Investment Elections for
               Deferral Account. . . . . . . . . . . . . . . . .  9

                            ARTICLE IV
                             ACCOUNTS

       4.1 -   Deferral Account. . . . . . . . . . . . . . . . . 12
       4.2 -   Stock Account . . . . . . . . . . . . . . . . . . 13

                             ARTICLE V
                              VESTING

       5.1 -   Deferral Account. . . . . . . . . . . . . . . . . 15
       5.2 -   Stock Account . . . . . . . . . . . . . . . . . . 15

                            ARTICLE VI
        ADJUSTMENTS TO AND TRANSFERS OUT OF STOCK ACCOUNTS

       6.1 -   Adjustments in Case of Changes in Common
               Stock . . . . . . . . . . . . . . . . . . . . . . 16
       6.2 -   Transfers to Deferral Accounts. . . . . . . . . . 16

                            ARTICLE VII
                           DISTRIBUTIONS

       7.1 -   Distribution of Deferred Compensation . . . . . . 18
       7.2 -   Early Distributions . . . . . . . . . . . . . . . 20
       7.3 -   Inability to Locate Participant . . . . . . . . . 20

                           ARTICLE VIII
                          ADMINISTRATION

       8.1 -   Committee.. . . . . . . . . . . . . . . . . . . . 21
       8.2 -   Committee Action. . . . . . . . . . . . . . . . . 21
       8.3 -   Powers and Duties of the Committee. . . . . . . . 21
       8.4 -   Construction and Interpretation . . . . . . . . . 22
       8.5 -   Information . . . . . . . . . . . . . . . . . . . 22
       8.6 -   Compensation, Expenses and Indemnity. . . . . . . 23
       8.7 -   Quarterly Statements. . . . . . . . . . . . . . . 23

                            ARTICLE IX
                           MISCELLANEOUS

       9.1 -   Unsecured General Creditor. . . . . . . . . . . . 24
       9.3 -   Restriction Against Assignment. . . . . . . . . . 24
       9.4 -   Withholding . . . . . . . . . . . . . . . . . . . 25
       9.5 -   Amendment, Modification, Suspension or
               Termination . . . . . . . . . . . . . . . . . . . 25
       9.6 -   Governing Law; Severability . . . . . . . . . . . 26
       9.7 -   Receipt or Release. . . . . . . . . . . . . . . . 26
       9.8 -   Payments on Behalf of Persons Under
               Incapacity. . . . . . . . . . . . . . . . . . . . 26
       9.9 -   No Right to Employment. . . . . . . . . . . . . . 26
       9.10 -  Compliance with Laws. . . . . . . . . . . . . . . 26
       9.10 -  Plan Construction . . . . . . . . . . . . . . . . 27
       9.11 -  Headings, etc. Not Part of Agreement. . . . . . . 27
       9.12 -  Government and Other Regulations. . . . . . . . . 27


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                   TUCSON ELECTRIC POWER COMPANY
        MANAGEMENT AND DIRECTORS DEFERRED COMPENSATION PLAN
         (AS AMENDED AND RESTATED EFFECTIVE APRIL 1, 1997)

     WHEREAS, Tucson Electric Power Company (the "Company") maintains the Tucson Electric Power Company Nonqualified Deferred
Compensation Stock Ownership Plan (the "Deferred Compensation Plan") to provide for the future payment of compensation deferred by Participants under the Plan for the purpose of (i) promoting ownership of the Common Stock of the Company, and (ii) providing
Participants with supplemental retirement income benefits;

     WHEREAS, the Board of Directors of the Company has adopted various amendments to the Deferred Compensation Plan, effective as of April 1, 1997, and has changed the name of the Deferred
Compensation Plan to the "Tucson Electric Company Management and
Directors Deferred Compensation Plan"; and

     WHEREAS, it is desirable to amend and restate the Plan in order to reflect the resolutions recently adopted by the Board of Directors of the Company.

     NOW, THEREFORE, the Plan is hereby amended in its entirety, effective as of April 1, 1997, as follows:


                             ARTICLE I
                       TITLE AND DEFINITIONS

1.1 -     TITLE.

     This Plan shall be known as the Tucson Electric Power Company Management and Directors Deferred Compensation Plan.

1.2 -     DEFINITIONS.

     Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

     "Account" or "Accounts" shall mean a Participant's Deferral
Account and/or Stock Account.

     "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death. No beneficiary designation shall become effective until it is filed with the Committee, and no beneficiary designation of someone other than the Participant's spouse shall be effective unless such designation is consented to by the Participant's spouse on a form provided by and in accordance with the procedures established by the Committee. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the participant's estate (which shall include either the Participant's probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid
(a) to that person's living parent(s) to act as custodian, (b) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

     "Board of Directors" or "Board" shall mean the Board of Directors of the Company.

     "Bonus" shall mean any annual incentive compensation payable to a Participant in addition to the Participant's Salary.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean the Compensation Committee of the Board which shall administer the Plan in accordance with Article VIII.

     "Common Stock" shall mean the common stock of Tucson Electric Power Company (or, effective on or after January 1, 1998, UniSource Energy Corporation), subject to adjustment pursuant to Section 6.1 of the Plan.

     "Company" shall mean Tucson Electric Power Company, and any successor corporation.

     "Compensation" shall mean the Salary and Bonus that the Participant is entitled to for services rendered to the Company or a Subsidiary.

     "Deferral Account" shall mean the bookkeeping account maintained by the Committee for each Participant that is credited with amounts equal to (1) the portion of the Participant's Salary that he or she elects to defer and invest in the manner described in Section 3.2, (2) the portion of the Participant's Bonus that he or she elects to defer and invest in the manner described in Section 3.2, and (3) earnings or losses pursuant to Section 4.1.

     "Deferred Share" shall mean a non-voting unit of measurement which is deemed solely for bookkeeping purposes under this Plan to be equivalent to one outstanding share of Common Stock of Tucson Electric Power Company (or, effective on or after January 1, 1998, UniSource Energy Corporation) (subject to Section 6.1).

     "Director" shall mean any individual who is serving as a non-emeritus member of the Board and who is not an employee of the Company or one of its Subsidiaries.

     "Disability" shall mean a mental or physical disability which the Committee determines, based upon competent medical advice, has rendered the Participant incapable of performing substantial services for the Company or a Subsidiary.

     "Distribution Subaccounts" shall mean the subaccount of a Participant's Deferral Account and/or Stock Account established separately to account for deferred Salary and/or Bonus which are subject to different distribution elections.

     "Dividend Equivalent" shall mean the amount of cash dividends or other cash distributions paid by Tucson Electric Power Company (or, effective on or after January 1, 1998, UniSource Energy Corporation) on that number of shares of Common Stock equal to the number of Deferred Shares credited to a Participant's Stock Account as of the applicable record date for the dividend or other distribution, which amount shall be credited in the form of additional Deferred Shares to the Participant's Stock Account, as provided in Section 4.2(b).

     "Earnings Rate" shall mean, for each Fund, an amount equal to the net rate of gain or loss on the assets of such Fund during each month.

     "Effective Date" of this amendment and restatement of the Plan shall mean April 1, 1997.

     "Eligible Employee" shall mean any Officer or key employee of the Company and its Subsidiaries who has been selected to participate in this Plan. The Committee shall limit Eligible
Employee status to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     "Fair Market Value" shall mean on any date the closing price of the Common Stock on the Composite Tape, as published in the Western Edition of The Wall Street Journal, of the principal securities exchange or market on which the Common Stock is so listed, admitted to trade, or quoted on such date, or, if there is no trading of (or no available closing price of) the Common Stock on such date, then the closing price of the Common Stock as quoted on such Composite Tape on the next preceding date on which there was trading in such shares. If the Common Stock is not so listed, admitted or quoted, the Committee may designate such other exchange, market or source of data as it deems appropriate for determining such value for purposes of this Plan.

     "Fund" or "Funds" shall mean one or more of the investment funds or portfolios selected by the Committee pursuant to Section
3.2(b).

     "Officer" shall mean the President, any Senior Vice President, and any Vice President.

     "Participant" shall mean any Eligible Employee or Director who elects to defer Compensation in accordance with Section 3.1.

     "Payment Eligibility Date" shall mean the date as soon as administratively feasible following the date a Participant terminates from employment or services with the Company.

     "Plan" shall mean this Tucson Electric Power Company Management and Directors Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time.

     "Plan Year" shall mean the 12 consecutive month period beginning January 1 each year.

     "Retirement" shall mean the Participant has attained his or her Early Retirement Age or Normal Retirement Age, as such terms are defined in the Tucson Electric Power Company Salaried Employees
Retirement Plan.

     "Salary" shall mean all cash salary, fees (including Director's fees), and similar payments (other than Bonuses) paid to a Participant for services rendered to the Company before reduction on account of: (1) any withholding such as income taxes (but excluding social security and health insurance taxes), and (2) any deferrals under this Plan.

     "Stock Account" shall mean a bookkeeping account maintained by the Committee for each Participant that is credited with any Deferred Shares and Dividend Equivalents with respect to such Deferred Shares.

     "Subsidiary" shall mean each corporation which is a member of a controlled group of corporations (within the meaning of Section
414(b) of the Code) of which Tucson Electric Power Company is a component member.

     "Trust" means the grantor trust maintained under the terms of the Trust Agreement.

     "Trust Agreement" means that certain agreement entered into by and between the Company and the Trustee with respect to this Plan, as amended from time to time.

     "Trustee" means the entity which has entered into the Trust
Agreement as Trustee of the Trust thereunder, and any duly appointed successor.



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                            ARTICLE II
                           PARTICIPATION

2.1 -     PARTICIPATION.

     An Eligible Employee or Director shall become a Participant in the Plan by electing to defer all or a portion of his or her Compensation in accordance with Section 3.1.


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                            ARTICLE III
                        DEFERRAL ELECTIONS

3.1 -     ELECTIONS TO DEFER COMPENSATION.

     (a) General Rule. Subject to the minimum deferral provisions in paragraph (b) below, the amount of Compensation which an Eligible Employee or Director may elect to defer is as follows:

          (1)  Any percentage of Salary up to 100%; and/or

          (2)  Any percentage or dollar amount of Bonus up to 100%;

provided, however, that no election shall be effective to reduce the Compensation payable to an Eligible Employee for a calendar year to an amount which is less than the amount that the Company or a Subsidiary is required to withhold from such Eligible Employee or Director's Compensation for such calendar year for purposes of federal, state and local (if any) income tax, employment tax (including without limitation Federal Insurance Contributions Act
(FICA) tax), and other tax withholdings.

     (b) Minimum Deferrals. For each year during which an Eligible Employee or Director is a Participant, the minimum amount that may be elected under Section 3.1(a)(1) is $3,500.

     (c) Initial Election. This Plan was originally established for Officers and Directors. Effective April 1, 1997, Eligible Employees (other than Officers) who satisfy the eligibility requirements of Section 2.1 may also participate in this Plan by filing with the Committee an initial election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than April 1, 1997. Such an election to defer Compensation shall be irrevocable and shall be effective with respect to Salary earned during the first pay period beginning after April 1, 1997 and to the Bonus payable in 1998. Notwithstanding the foregoing, an Eligible Employee or Director who commences employment or service with the Company or a Subsidiary after April 1, 1997 may elect to participate in the Plan by filing an initial election with the Committee no later than the 30th day following his or her employment or service commencement date. Such election shall be effective with respect to Salary earned in the first pay period beginning after the filing of such election and, if the election is filed on or before October 15 of a Plan Year, to the Bonus payable for the Plan Year in which the election is filed.

     (d) Duration of Salary Deferral Election. Any Salary deferral election made under this Section 3.1 shall remain in effect, notwithstanding any change in the Participant's Salary, until changed or terminated in accordance with the terms of this paragraph
(d). Subject to the limitations of Section 3.1(a) and the minimum deferral requirements of Section 3.1(b), a Participant may increase, decrease or terminate his or her Salary deferral election, effective for Salary earned during pay periods beginning after any January 1, by filing a new election, in accordance with the terms of this
Section 3.1, with the Committee on or before the preceding
December 15.

     (e) Duration of Bonus Deferral Election. Any Bonus deferral election made under this Section 3.1 shall be irrevocable and shall apply only to the Bonus payable with respect to services performed during the Plan Year in which the election is made. For each subsequent Plan Year, an Eligible Employee may make a new election, subject to the limitations set forth in this Section 3.1, to defer a percentage or dollar amount of his or her Bonus earned in such Plan Year. Such election shall be on forms provided by the Committee and shall be made on or before the October 15 of the Plan Year in which such Bonus is earned.

     (f) Subsequent Elections. Any Eligible Employee who fails to make an initial election to defer Compensation in accordance with
Section 3.1(c), may subsequently become a Participant, and any Eligible Employee who has terminated a prior Salary deferral election may elect to again defer Salary, by filing an election, on a form provided by the Committee, to defer Compensation as described in paragraph (a) above. An election to defer Salary must be filed on or before December 15 and will be effective for Salary earned during pay periods beginning after the following January 1; an election to defer a Bonus must be filed on or before October 15 and will be effective for the Bonus earned with respect to services performed in the Plan Year in which the election is made.

3.2 -     MANNER OF DEFERRAL; INVESTMENT ELECTIONS FOR DEFERRAL
ACCOUNT.

     (a) This Section 3.2 shall be effective as of April 1, 1997 for Eligible Employees (other than Officers) and shall be effective as of January 1, 1998 for Officers and Directors. At the time of making the deferral elections described in Section 3.1, the Participant shall specify, on a form provided by the Committee, whether the Compensation he or she elects to defer is to be deferred in the form of (i) cash and credited to the Participant's Deferral Account in accordance with Section 4.1, and/or (ii) Deferred Shares and credited to the Participant's Stock Account in accordance with
Section 4.2. Notwithstanding anything else contained herein to the contrary, amounts credited to a Participant's Deferral Account cannot be transferred to the Participant's Stock Account. However, amounts credited to a Participant's Stock Account may be transferred to the Participant's Deferral Account in accordance with Section
6.2. Furthermore, notwithstanding anything else contained herein to the contrary, amounts deferred by an Officer or Director pursuant to a deferral election entered into before January 1, 1997 shall remain credited to the Participant's Stock Account in the form of Deferred Shares.

     (b) If a Participant elects to defer all or a portion of his or her Compensation in cash, the Participant shall designate, on a form provided by the Committee, which of the following types of investment funds or portfolios the Participant's Deferral Account will be deemed to be invested in for purposes of determining the amount of earnings to be credited to each such Deferral Account:

          1)   Bond
          2)   Managed
          3)   Money Market
          4)   Growth and Income
          5)   Small Cap
          6)   Balanced
          7)   Growth
          8)   Income Growth
          9)   International Equity
          10)  Corporate Bond
          11)  Aggressive Growth
          12)  World Stock
          13)  International

In making the designation pursuant to this Section 3.2(b), the Participant must specify, in whole numbers, the percentage of his or her Deferral Account which shall be deemed to be invested in one or more of the types of investment funds or portfolios listed above, which percentage must be at least 10% for each investment fund or portfolio selected. Effective as of the end of any calendar quarter, a Participant may change the designation made under this
Section 3.2(b) by filing an election, on a form provided by the Committee, at least 30 days prior to the end of such quarter. If a Participant fails to elect a type of fund under this Section 3.2(b), he or she shall be deemed to have elected the Money Market option.

     (c) Although the Participant may designate the type of investment funds or portfolios in paragraph (b) above, the Committee shall select from time to time, in its sole discretion, a commercially available investment funds or portfolios of each of the types described in paragraph (b) above to be the Funds. The Interest Rate of each such commercially available investment fund or portfolio shall be used to determine the amount of earnings or losses to be credited to Participants' Deferral Account under
Article IV.

                            ARTICLE IV
                             ACCOUNTS

4.1 -     DEFERRAL ACCOUNT.

     This Section 4.1 shall apply to Eligible Employees (other than Officers) as of April 1, 1997 and shall apply to Officers and Directors as of January 1, 1998 with respect to amounts deferred pursuant to a deferral election entered into after January 1, 1997. The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant's Deferral Account shall consist of such Distribution Subaccounts as necessary to account for the amounts payable under different distribution options elected by a Participant. In addition, each Participant's Deferral Account shall be further divided into separate subaccounts ("investment subaccounts"), each of which corresponds to an investment fund or portfolio elected by the Participant pursuant to
Section 3.2(b). A Participant's Deferral Account shall be credited as follows:

          (a) As of the last day of each month, the Committee shall credit the investment subaccounts of the Participant's Deferral Account with an amount equal to Salary deferred by the Participant during each pay period ending in that month in accordance with the Participant's elections under Sections 3.2(a) and 3.2(b); that is, the portion of the Participant's deferred Salary that the Participant has elected to be deferred in cash and to be deemed to be invested in a certain type of investment fund or portfolio shall be credited to the investment subaccount corresponding to that investment fund or portfolio;

          (b) As of the last day of the month in which the Bonus or partial Bonus would have been paid, the Committee shall credit the investment subaccounts of the Participant's Deferral Account with an amount equal to the portion of the Bonus deferred by the Participant's elections under Sections 3.2(a) and 3.2(b); that is, the portion of the Participant's deferred Bonus that the Participant has elected to be deferred in cash and to be deemed to be invested in a particular type of investment fund or portfolio shall be credited to the investment subaccount corresponding to that investment fund or portfolio; and

          (c) As of the last day of each month, each investment subaccount of a Participant's Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment subaccount as of the last day of the preceding month by the Earnings Rate for the corresponding Fund selected by the Company pursuant to Section 3.2(c).

4.2 -     STOCK ACCOUNT.

     (a) The Committee shall establish and maintain a Stock Account for each Participant who has elected under Section 3.2(a) to defer all or a portion of his or her Compensation in Deferred Shares.
Each Participant's Stock Account shall consist of such Distribution Subaccounts as necessary to account for Deferred Shares payable under different distribution options elected by a Participant.

     (b) A Participant's Stock Account shall be credited once each quarter. Compensation deferred under a Participant's Stock Account will be deemed, during the quarter in which it is deferred and prior to the crediting date, to be invested in a short-term investment fund, money-market fund or similar fund selected by the Committee. As of the tenth business day following the close of each calendar quarter in which the deferred Compensation would otherwise have been paid, a Participant's Stock Account shall be credited with a number of Deferred Shares determined by dividing the applicable portion of the Participant's Compensation deferred during the quarter (plus any applicable earnings determined under the previous sentence) by the Fair Market Value of a share of Common Stock as of the tenth business day following the close of such calendar quarter.

     (c) As of the tenth business day following the close of each calendar quarter (the "Crediting Date"), the Participant's Stock Account shall be credited with additional Deferred Shares in an amount equal to the amount of the Dividend Equivalents representing cash dividends paid during such quarter on that number of shares equal to the aggregate Deferred Shares in the Participant's Stock Account as of the tenth business day of such quarter, divided by the Fair Market Value of a share of Common Stock as of the Crediting Date.

     (d) A Participant's Stock Account shall be a memorandum account on the books of the Company. The Deferred Shares credited to a Participant's Stock Account shall be used solely as a device for the determination of the number of shares of Common Stock to be eventually distributed to such Participant in accordance with this Plan. The Deferred Shares shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Deferred Shares granted or credited under this Plan. The number of Deferred Shares credited (and the Common Stock to which the Participant is entitled under this Plan) shall be subject to adjustment in accordance with
Section 6.1 of this Plan.

                             ARTICLE V
                              VESTING

5.1 -     DEFERRAL ACCOUNT.

     A Participant's Deferral Account shall be 100% vested at all times.

5.2 -     STOCK ACCOUNT.

     A Participant's Stock Account shall be 100% vested at all times.

                            ARTICLE VI
        ADJUSTMENTS TO AND TRANSFERS OUT OF STOCK ACCOUNTS

6.1 -     ADJUSTMENTS IN CASE OF CHANGES IN COMMON STOCK.

     If any stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Company's Common Stock (other than cash dividends and cash distributions) shall occur, proportionate and equitable adjustments consistent with the effect of such event on stockholders generally (but without duplication of benefits if Dividend Equivalents are credited) shall be made in the number and type of shares of Common Stock or other securities, property and/or rights contemplated hereunder and of rights in respect of Deferred Shares and Stock Accounts credited under this Plan so as to preserve the benefits intended.

6.2 -     TRANSFERS TO DEFERRAL ACCOUNTS.

     This Section 6.2 shall be effective as of April 1, 1997 for Eligible Employees (other than Officers) and shall be effective as of January 1, 1998 for Officers and Directors. Effective as of the end of any calendar quarter, a Participant may elect to have the Committee reduce the number of any Deferred Shares allocated to his or her Stock Account and credit an amount equal to the Fair Market Value of the same number of shares of Common Stock as the number of Deferred Shares so deducted to such Participant's Deferral Account. Any such election shall be filed with the Committee on a form provided by the Committee at least 30 days prior to the end of the calendar quarter. The amount transferred to a Participant's Deferral Account pursuant to this Section 6.2 shall thereafter remain credited to such Deferral Account, be deemed to be invested in accordance with the Participant's election as to the deemed investment of his or her Deferral Account, and be subject to the provisions of this Plan which are applicable to Deferral Accounts. Notwithstanding the foregoing, the Committee may establish alternative procedures for, and timing of, elective transfers with respect to any Participants who are subject to the short-swing profit provisions of Section 16 of the Exchange Act. Furthermore, notwithstanding anything else contained herein to the contrary, the portion of an Officer's or Director's Stock Account attributable to amounts deferred pursuant to a deferral election entered into before January 1, 1997 shall remain credited to the Participant's Stock Account in the form of Deferred Shares.

                            ARTICLE VII
                           DISTRIBUTIONS

7.1 -     DISTRIBUTION OF DEFERRED COMPENSATION AND COMMON STOCK.

     (a) This Section 7.1 shall apply to Compensation deferred by Eligible Employees (other the Officers) after April 1, 1997 and it shall apply to Compensation deferred by Officers and Directors after December 31, 1997. Any Compensation deferred pursuant to an election made by an Officer or Director with respect to Plan Years beginning prior to January 1, 1998 shall be paid in the manner and at the times required by Section 4.1 of the prior version of this Plan and the Officer or Director's related deferral election.

     (b) If a Participant terminates from employment or service with the Company and its Subsidiaries by a reason other than Retirement or Disability, then, on the Participant's Payment Eligibility Date, the amount credited to his or her Deferral Account shall be paid to the Participant (or, in the case of his or her death, Beneficiary) in the form of a cash lump sum payment and the Deferred Shares credited to his or her Stock Account shall be distributed in the form of an equivalent number of whole shares of Common Stock. The Fair Market Value of any fractional vested Deferred Shares shall be paid in the form of cash.

     (c) If a Participant terminates from employment or service with the Company and its Subsidiaries by reason of Retirement or Disability, the amount credited to his or her Deferral Account shall be paid to the Participant in the form of cash and Deferred Shares credited to his or her Stock Account shall be distributed in the form of an equivalent number of whole shares of Common Stock. Such amounts shall be paid in substantially equal annual installments over fifteen years beginning as soon as practical following the Participant's Payment Eligibility Date. The Fair Market Value of any fractional Deferred Shares shall be paid in the form of cash. Notwithstanding the foregoing, a Participant may elect that one of the following optional forms of distribution shall apply in the event of his or her termination by reason of Retirement or Disability, provided that his or her election is filed with the Committee at least one year prior to his or her Payment Eligibility Date or, if later, by April 1, 1997:

          (1)  A lump sum payment on the Participant's Payment
     Eligibility Date;

          (2) Substantially equal annual installments over five years beginning on the Participant's Payment Eligibility Date; or

          (3) Substantially equal annual installments over a period of ten years beginning on the Participant's Payment Eligibility Date.

          Notwithstanding the foregoing, in the event that the amount credited to the Participant's Accounts as of his or her Payment Eligibility Date is less than $25,000, the amount credited to the Participant's Deferral Account shall be paid to the Participant in the form of a cash lump sum payment and the Deferred Shares credited to his or her Stock Account shall be distributed in a lump sum in the form of an equivalent number of whole shares of Common Stock. The Fair Market Value of any fractional Deferred Shares shall be paid in cash.

     (d) The Participant's Deferral Account shall continue to be credited monthly with earnings pursuant to Section 4.1 of the Plan, and the Participant's Stock Account will continue to be credited with Dividend Equivalents pursuant to Section 4.2, until all amounts credited to his or her Accounts the Plan have been distributed.

     (e) In the event that a former Participant dies while receiving installment payments under this Plan, any remaining balance in the Participant's Accounts shall be paid to the Participant's Beneficiary as soon as administratively practical.

     (f) Notwithstanding Sections 7.1(a) or 7.1(b), if the Committee determines in good faith that there is a reasonable likelihood that any benefits paid to a Participant for a taxable year of the Company would not be deductible by the Company solely by reason of the limitation under Section 162(m) of the Code, then, to the extent reasonably deemed necessary by the Committee to ensure that the entire amount of any distribution to the Participant pursuant to this Plan is deductible, the Committee may defer all or any portion of a distribution under this Plan. The amounts so deferred shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Committee in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Company during which the distribution is made will not be limited by Section 162(m) of the Code.

7.2 -     EARLY DISTRIBUTIONS.

     At any time, a Participant, at his or her sole discretion, may withdraw up to 100% of the balance of his or her Accounts subject to a 10% penalty of the amount withdrawn. The 10% penalty shall be permanently and irrevocably forfeited. The Company shall thereafter have no obligation to pay the forfeited amount.

7.3 -     INABILITY TO LOCATE PARTICIPANT.

     In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the Participant's Payment Eligibility Date, or if later, within two years following the date on which benefits hereunder are to commence, the amount allocated to the Participant's Deferral Account and Stock Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefits, such benefits shall be reinstated without interest, earnings or Dividend Equivalents.

                           ARTICLE VIII
                          ADMINISTRATION


8.1 -     COMMITTEE.

          The Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

8.2 -     COMMITTEE ACTION.

     The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

8.3 -     POWERS AND DUTIES OF THE COMMITTEE.

     (a) The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

          (1) To select the funds or portfolios to be the Funds in accordance with Section 3.2(b) hereof;
          (2) To construe and interpret the terms and provisions of this Plan;
          (3) To compute and certify to the Company and to the Trustee the amount and kind of benefits payable to Participants and their Beneficiaries, and to determine the time and manner in which such benefits are paid;
          (4) To maintain all records that may be necessary for the administration of the Plan;
          (5) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;
          (6) To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;
          (7) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;
          (8)  To authorize all disbursement by the Company and the
               Trustee pursuant to this Plan and the Trust; and
          (9)  To direct the Trustee concerning the performance of
               various duties and responsibilities under the Trust.


8.4 -     CONSTRUCTION AND INTERPRETATION.

     The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company, its Subsidiaries and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

8.5 -     INFORMATION.

     To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other cause of termination, and such other pertinent facts as the Committee may require.

8.6 -     COMPENSATION, EXPENSES AND INDEMNITY.

     (a) The members of the Committee shall serve without compensation for their services hereunder.

     (b) The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

     (c) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

8.7 -     QUARTERLY STATEMENTS.

     Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant's
Accounts on a quarterly basis as of each March 31, June 30, September 30 and December 31.

                            ARTICLE IX
                           MISCELLANEOUS

9.1 -     UNSECURED GENERAL CREDITOR.

     Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust (except as provided in Section 9.2), or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

9.2 - TRUST ARRANGEMENT.

     Notwithstanding Section 9.1, the Company may at any time transfer assets representing all or any portion of a Participant's Accounts to the Trust to be held and invested and reinvested by the Trustee pursuant to the terms of the Trust Agreement and Section
3.2. However, to the extent provided in the Trust Agreement only, such transferred amounts shall remain subject to the claims of general creditors of the Company. To the extent that assets representing a Participant's Accounts are held in the Trust when his or her benefits under the Plan become payable, the Committee may direct the Trustee to pay such benefits to the Participant from the assets of the Trust.

9.3 -     RESTRICTION AGAINST ASSIGNMENT.

     The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

9.4 -     WITHHOLDING.

     (a) The Company (or the Subsidiary by which the Participant employed) may satisfy any state or federal employment tax withholding obligation with respect to Compensation deferred under the Plan by deducting such amounts from any compensation payable by the Company (or Subsidiary) to the Participant.

     (b) There shall be deducted from each payment or distribution made under the Plan or any other compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company (or a Subsidiary) in respect to such payment or distribution or this Plan. The Company (or the Subsidiary by which the Participant is or was employed) shall have the right to reduce any payment or distribution (or other compensation) by the amount of cash and/or shares of Common Stock sufficient to provide the amount of said taxes. To the extent that any shares of Common Stock are withheld, the determination of the appropriate number of shares required to satisfy all or a portion of any such tax will be based on the Fair Market Value of a share of Common Stock on the day prior to the date of distribution. If the Company (or a Subsidiary), for any reason, elects not to (or cannot) satisfy the withholding obligation from the amounts otherwise payable or the shares of Common Stock otherwise distributable under this Plan, the Participant shall pay or provide for payment in cash of the amount of any taxes which the Company (or a Subsidiary) may be required to withhold with respect to the benefits hereunder.

9.5 -     AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION.

     The Company may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts. In the event that this Plan is terminated, the amounts credited to a Participant's Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within thirty (30) days following the date of termination.

9.6 -     GOVERNING LAW; SEVERABILITY.

     This Plan shall be construed, governed and administered in accordance with the laws of the State of Arizona. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

9.7 -     RECEIPT OR RELEASE.

     Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Company and its Subsidiaries, and the Trustee. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

9.8 -     PAYMENTS ON BEHALF OF PERSONS UNDER INCAPACITY.

     In the event that any amount becomes payable under the Plan to a person who, in the sole judgement of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgement, to have assumed the care of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee, the Company and its Subsidiaries.

9.9 -     NO RIGHT TO EMPLOYMENT.

     Participation in this Plan shall not give any person the right to continued employment or service or any rights or interests other than as herein provided. No Participant shall have any right to any payment or benefit hereunder except to the extent provided in this Plan.

9.10 -    COMPLIANCE WITH LAWS.

     This Plan and the offer, issuance and delivery of shares of Common Stock and/or the payment of money through the deferral of compensation under this Plan are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law) and to such approvals by any listing, agency or any regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under this Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements.

9.10 -    PLAN CONSTRUCTION.

     It is the intent of the Company that transactions pursuant to this Plan satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Exchange Act ("Rule 16b-3") so that, to the extent elections are timely made, the crediting of Deferred Shares, the distribution of shares of Common Stock and any other event with respect to Deferred Shares under the Plan will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.

9.11 -    HEADINGS, ETC. NOT PART OF AGREEMENT.

     Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.12 -    GOVERNMENT AND OTHER REGULATIONS.

     The obligations of the Company to issue or transfer and deliver shares of Common Stock with respect to Deferred Shares credited to Participant's Stock Accounts under the Plan shall be subject to
(a) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such issue or transfer, (b) the condition that the shares of Common Stock authorized to be issued hereunder shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of Common Stock may then be listed and (c) all other applicable laws, regulations, rules and orders which shall then be in effect.